  Exhibit (6)(l)

Ronald Daw
Email address

Re: Offer of Position with The Chosen, LLC

Dear Ronald,

It is our pleasure to offer you the position of Director of Finance with The Chosen, LLC on the terms set forth herein. Should you accept the position on these terms please execute this letter agreement (this “Agreement”) as indicated below and return a copy to us for our records. We very much look forward to working with you.

The terms of your contract will be as follows:

1.
Services. Ronald Daw will serve as the Director of Finance (the “Director”) for the Chosen, LLC (the “Company”) as an independent contractor providing services to the Company, including, but not limited to the following (collectively, the “Services”):

●
Monitoring business performance and cash flow;

●
Overseeing the Company's budget;

●
Work with the Company's officers and directors to oversee and manage the accounting and financial control functions of the Company;

●
Establish a financial strategy for the Company; and

●
Support and develop strategies to guide the Company' s business initiatives.

The Director shall perform the Services in a timely, professional, and workmanlike manner in accordance with specifications from the Company.

2.
Relationship of the Parties. This Agreement is for the performance of the Services by the Director. The Director will perform these Services as an independent contractor and is not an employee of the Company. This Agreement does not create a joint venture, partnership, or agency relationship between the parties, nor does it establish a business relationship between the parties. Director shall supply all equipment, materials and supplies, not otherwise provided by the Company.

3.
Term. The term of the provision of Services under this Agreement will commence on the date that:

1 this Agreement has been duly executed and delivered by the parties hereto; (2) the Confidentiality and Non-Solicitation Agreement attached hereto as Exhibit A has been duly executed and delivered by the parties thereto; and (3) Director has delivered written evidence to the Company that Director is no longer an associated person of a registered broker-dealer. Such date is referred to herein as the “Effective Date.” The initial term of this Agreement shall commence on the Effective Date and continue until the date twelve months after the Effective Date (the “Initial Term”), unless the Agreement is terminated sooner in accordance with Section 4 below; provided that, at the expiration of the Initial Term and each month thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, except as set forth herein, for successive periods of one month (each, a “Renewal Term”, and together with the Initial Term, the “Term”).

4.
Termination. The relationship between the parties is subject to termination at any time, with or without cause, by either party as set forth below. The date of termination of this Agreement is referred to as the “Termination Date.”

(a)
Termination By the Company Without Cause. The Company may terminate this Agreement at any time without Cause (as defined below). Upon termination of this Agreement by the Company without Cause, Director shall be entitled to receive all of Director's accrued and unpaid Base Salary (as defined in Section 5) through the Termination Date. If Director is terminated without Cause prior to expiration of the Initial Term of this Agreement, Director shall be entitled to receive (i) all of Director's accrued and unpaid Base Salary through the Termination Date and (ii) a termination fee in an amount equal to the balance of the Base Salary payments remaining under this Agreement for the Initial Term (the “Termination Fee”), so that the total of the Base Salary and Termination Fee paid to Director pursuant to this Agreement equals $100,000 in the aggregate. "Cause" shall include: (i) Director's conviction of, or plea of guilty or nolo contendere to, a felony, any crime of moral turpitude or any crime involving the Company;

(ii)                Director's gross negligence or willful misconduct in the performance of his duties;

(iii)                Director's breach of trust or breach of fiduciary duty in the performance of the duties or responsibilities of Director's position as Director of Finance or (iv) Director's breach of any material term or provision of this Agreement or the Confidentiality Agreement.

(b)
Termination By the Company for Cause. The Company may terminate this Agreement at any time for Cause upon written notice to Director, in which event all payments under this Agreement shall cease, except for all of Director's accrued and unpaid Base Salary through the Termination Date.

(c)
Termination By Director. The Director may terminate this Agreement of his own volition at any time. Upon any voluntary termination, the Director shall be entitled to receive all of Director's accrued and unpaid Base Salary through the Termination Date.

5.
Compensation. Taxes, and Reimbursement of Expenses.

(a)
Base Compensation. The Company shall pay the Director a salary of $100,000 per year, payable in monthly installments of $8,333 during the Term (the “Base Salary”), unless this Agreement is terminated sooner in accordance with Section 4 above.

(b)
Equity Grant. In addition, the Director is granted four percent (4.0%) of the membership interests in The Chosen Productions, LLC, upon the effective date of this agreement, which will vest upon the initial distribution of Season 1 of The Chosen television series by VidAngel, Inc.

(c)
Tax Obligations. Director acknowledges and agrees that Director is a self-employed independent contractor, and, as such, he is solely responsible for income taxes associated with payments received for the provision of the Services.

(d)
Expenses. The Company shall not be liable to Director for any expenses paid or incurred by the Director unless such expenses are pre-approved in writing by the Company.

6.
Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

7.
Consent to Jurisdiction. The parties to this Agreement hereby agree and consent that any and all causes of action arising under this Agreement shall only have jurisdiction and venue in the state and federal courts located in the State of Utah. Each of the parties consents to the jurisdiction and venue provisions stated above for the resolution of all causes of action arising under this Agreement.

If the foregoing is acceptable to you, please date and sign a copy of this letter and return it to the undersigned. We believe you will help us improve and enhance our current capabilities and we look forward to having you join our team.

Kind Regards,

The Chosen, LLC, a Utah limited liability company

/s/ Derral Eves
Derral Eves
Chief Executive Officer

SEEN AND AGREED TO:

The Chosen Productions, LLC a Utah
Limited liability company

/s/ Derral Eves
Derral Eves
Manager

/s/ Ronald Daw
Ronald Daw
Date: 05/22/2018

EXHIBIT A

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

The Chosen, LLC, a Utah limited liability company (the “Company”), and Ronald Shaw (“Shaw”) intend to enter into a service agreement whereby Shaw will serve as the Company’s Director of Finance. The acceptance of, and Shaw’s agreement to be bound by, this CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT (the “Agreement”) is a required precondition to Shaw’s acceptance of the Company’s letter agreement for the offer of a position as the Company’s Director of Finance.

WHEREAS, during the term of his engagement as the Company’s Director of Finance, Shaw will have access to, and be provided with, confidential and proprietary information belonging to the Company.

WHEREAS, it is vital that the Company maintain control of its confidential and proprietary information in order to protect its confidential information, trade secrets and competitive advantage in the marketplace.

NOW, THEREFORE, the Company and Shaw hereby agree as follows:

1.
Term; Survival of Obligations.

a.
Effective Date. This Agreement shall commence on the date the Company’s letter agreement to Shaw (the “Service Agreement”) is accepted by Shaw and shall continue until terminated by, or with the written consent of, the Company.

b.
Term of Non-Solicitation Obligations. Shaw’s non-solicitation obligations, as specified in Section 4 of this Agreement, shall continue for a period of two (2) years following the termination of the Service Agreement.

c.
Term of Confidentiality and Non-Disclosure Obligations. Shaw’s contractual duties of confidentiality and non-disclosure, as specified in Section 3 of this Agreement, that relate to the Company’s trade secrets shall remain in effect as long as the information remains non-public. For all other Confidential Information, as defined in Section 2 of this Agreement, Shaw’s contractual duties of confidentiality and non-disclosure shall remain in effect for a period of five (5) years following the termination of the Service Agreement.

2.
Confidential Information.

a.
Definition. For the purposes of this Agreement, “Confidential Information” means any and all proprietary information, trade secrets, private or privileged information, including, without limitation, the Company’s materials related to the production of The Chosen series, and the strategies, costs, pricing, financial data, plans and proposals, data and information of and about the Company, its customers, or its investors that is received or learned by Shaw during the course of communications or work with the Company.

b.
Exceptions. Any information which becomes public knowledge shall not be considered Confidential Information, so long as the disclosure of such information was not attributable directly or indirectly to any action or inaction of Shaw.

3.
Confidentiality and Non-Disclosure.

a.
Confidentiality. Shaw acknowledges that any and all Confidential Information provided to Shaw by the Company during the term of his engagement by the Company is, and shall remain, the property of the Company. Shaw agrees to hold the Confidential Information in the strictest confidence, and not to disclose the Confidential Information to any third party.

b.
Non-Use. Shaw agrees not to use the Confidential Information for any purpose other than to provide the Services, as defined in the Service Agreement, to the Company, without express written authorization by the Company.

c.
Return of Confidential Information. Upon request, and without need for request, at the termination of the Service Agreement, Shaw will provide the Company with full and complete copies of any and all files and other digital assets for all work created by Shaw, whether or not completed or previously delivered to the Company. Upon termination of the Service Agreement, Shaw shall return all Confidential Information to the Company and destroy any additional copies, whether in printed or electronic form, which are not returned.

d.
Exception to Confidentiality and Non-Disclosure. Pursuant to the Defend of Trade Secrets Act of 2016, Shaw shall not be liable for the disclosure of Confidential Information if the disclosure is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or if such disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.

4.
Non-Solicitation. Shaw agrees that for a period of two (2) years following termination of the Service Agreement, whether such termination is affected by Shaw or the Company, with or without cause, Shaw shall not, directly or indirectly, as an owner, partner, officer, director, member, manager, employee, agent, representative, consultant or as an independent contractor either:

a.
solicit business from, or otherwise seek to do business with, any person or entity who paid or engaged the Company during the two (2) years preceding the termination of the Service Agreement in order to perform services of any type that the Company can render and has rendered;

b.
solicit or otherwise induce any of the Company’s employees to terminate their employment with the Company in order to perform similar services for any other business that competes with the services offered by the Company in any area where that employee provides services to the Company and its clients, or in any area where the employee may reasonably expect to be dispatched by the Company to perform services on its behalf.

5.
Restrictive Covenants of the Essence. The restrictive covenants herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement or the terms of the Service Agreement. The existence of any claim or cause of action by Shaw against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained herein. The Company shall at all times maintain the right to seek enforcement of these provisions whether or not the Company has previously refrained from seeking enforcement of any such provision as to Shaw or any other individual who has signed an agreement with similar provisions.

6.
Rights and Remedies upon Breach. If Shaw commits a breach of, or threatens to commit a breach of the restrictive covenants herein, the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

a.
Equitable Relief. Shaw recognizes and agrees that any violation of the restrictive covenants herein may not be reasonably or adequately compensated by damages. Therefore, in addition to any other relief to which the Company may be entitled by reason of such violation, the Company shall also be entitled to permanent and temporary injunctive and equitable relief, and, pending determination of any dispute with respect to such violation, no bond or security shall be required in connection therewith.

b.
Accounting. The Company shall have the right and remedy to require Shaw to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Shaw as a result of any transactions constituting a breach of the restrictive covenants herein, and Shaw shall account for and pay over all such benefits to the Company upon demand by the Company therefore.

7.
Severability. The provisions of this Agreement shall be severable and the failure of any court to enforce any clause, paragraph or provision of this Agreement shall not adversely affect the validity or enforceability of any other clause or provision.

8.
Governing Law. This Agreement shall be construed according to the laws of the State of Utah, exclusive of its conflicts of law provisions.

9.
Venue; Jurisdiction. The parties agree that all actions or proceedings seeking the interpretation and/or the enforcement of this Agreement shall be brought only in state and federal courts located in Provo, Utah, and both parties hereby submit themselves exclusively to the jurisdiction of such courts for such purpose.

10.
Representation. Each signatory to this Agreement represents and warrants that he has entered into this Agreement knowingly, voluntarily and intentionally, and that he has been represented by (or had an opportunity to be represented by) legal counsel during the negotiation and consummation of this Agreement.

11.
Headings; Terms. Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties. The use of the singular shall include the plural and vice versa and the use of any gender shall include all genders.

12.
Assignment; Successors and Assigns. Subject to the restrictions on assignment herein, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

13.
Waiver. Any forbearance or delay in exercising any right hereunder or the failure to exercise such right shall not constitute a waiver. Any covenant, duty, obligation or undertaking required by the terms of this Agreement shall only be waived by the express written consent of the party granting such waiver. A waiver granted on one occasion shall not be construed to constitute a waiver on any subsequent occasion.

14.
Amendment. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by the party to be bound thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, respectively.

THE CHOSEN, LLC, a Utah limited
liability company

By: ________________________
Name: Derral Eves
Title: Chief Operating Officer
Date: _______________________

RONALD SHAW

By: ______________________
Date:  ______________________

[Signature page to the CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT]